CERTIFICATE OF AMENDMENT
                               OF
                  CERTIFICATE OF INCORPORATION
                               OF
                      OCG TECHNOLOGY, INC.

     OCG TECHNOLOGY, INC. (the "Corporation"), a corporation

organized and existing under and by virtue of the General

Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST:    By the unanimous consent of the directors of OCG

TECHNOLOGY, INC., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and seeking the approval of the majority of the shareholders of said

corporation to adopt such amendment to the Certificate of

Incorporation.  The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Corporation elects to amend its Certificate of Incorporation by changing Paragraph FOURTH thereof to read in its entirety as follows:

          "FOURTH: (a) The aggregate number of shares which the Corporation shall have authority to issue shall be fifty-one million (51,000,000) shares, divided into fifty million
          (50,000,000) shares of Common Stock, par value one cent ($.01) per share (hereinafter, the "Common Stock") and one million (1,000,000) shares of Preferred Stock, par value ten cents
          ($.10) per share (hereinafter, the "Preferred
          Stock").

                    (b) There may be more than one
          series of either or both of the Preferred
          Stock and/or Common Stock; the Board of
          Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, a wholly unissued class of Preferred Stock and/or a wholly unissued class of Common
          Stock."

     SECOND:   That thereafter, pursuant to resolution of its Board

of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice duly given in accordance with

Section 222 of the General Corporation Law of the State of

Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD:    That said amendment was duly adopted in accordance

with the provisions of Sections 222 and 242 of the General

Corporation Law of the State of Delaware.

     FORTH:    That the capital of the Corporation shall be

increased under or by reason of said amendment.

     IN WITNESS WHEREOF, said OCG TECHNOLOGY, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Edward C. Levine, its President, and attested to by

Jeffrey P. Nelson, its Secretary, this 2nd day of May, 1996.

                                   OCG TECHNOLOGY, INC.



                              By:  /s/ Edward C. Levine
                                 ----------------------
                                   Edward C. Levine,
                                   President
ATTEST:



By: /s/ Edward C. Levine
   ---------------------
     Jeffrey P. Nelson,
     Secretary



(CORPORATE SEAL)